Exhibit 10.3

South Jersey Industries, Inc.
Officer Severance Plan
(Effective Date:  January 1, 2013)

I.	Purpose

The purpose of this South Jersey Industries, Inc.  Officer Severance Plan (the “Plan”) is to provide financial assistance to any Participant (as defined in Section II, below) whose employment with South Jersey Industries, Inc. (“SJI”) or one of its subsidiaries South Jersey Gas Company, South Jersey Energy Solutions, LLC, or SJI Services, LLC (each a “Company” and collectively the “Companies”) is terminated under the circumstances described herein.

II.	Participation

A.
A Company officer designated as a Participant under this Plan by the Compensation Committee (the “Committee”) of the Board of Directors of SJI (the “Board”), and whose name is listed in Schedule A, as may be amended from time to time shall be eligible to participate in this Plan, each such designated employee, a “Participant.”

B.
A Participant may be removed from participation in the Plan by vote of the Committee.  Once such removal is effective, the former Participant will not be entitled to benefits under the terms of the Plan unless and until again designated as a Participant in accordance with the applicable Plan terms.

III.	Entitlement to Plan Benefits

A.	A Participant shall be entitled to benefits under this Plan if the Committee determines that the following requirements of this Section III.A have been met:

1.	the Participant’s employment is involuntarily terminated by the Company without Cause (as defined in Section III.B) or by the Participant with Good Reason (as defined in Section III.C);

2.
the Participant is not entitled to severance benefits in connection with such employment termination under any individual agreement entered into between the Participant and the Company or any other Company severance or change in control plan, program, or policy; and

3.
the Participant executes and delivers to the Company a release of claims in the form provided by the Company that becomes irrevocable prior to the 60th day following the Date of Termination (as defined in Section III.D), which release shall not release entitlement to benefits under the terms of the Plan if the Participant is entitled to benefits under such terms.

B.	For purposes of this Plan, “Cause” means conduct by a Participant involving one or more of the following:

1.
the Participant’s willful and continued failure to substantially perform his or her duties other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or injury, provided that the Board or the Chief Executive Officer has provided written notice of termination for Cause to the Participant, and the Participant has not corrected the act or failure to act that constitutes the grounds for Cause as set forth in the Company’s notice of termination within 30 days of the Participant’s receipt of the notice;

2.	the Participant’s conviction of, plea of no contest to, or plea of nolo contendere to, a crime under state or federal law;

3.	the Participant’s willful misconduct which is materially injurious to the Companies, monetarily or otherwise; or

4.	the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Participant’s duties and responsibilities.

C.	For purposes of this Plan, “Good Reason” means one of the occurrence of one of the following events with respect to a Participant:

1.
the assignment to the Participant by the Companies, without the Participant’s express written approval, of duties inconsistent with the Participant’s position, duties, responsibilities, titles, or offices with the Companies, or any removal of the Participant from or any failure to re-elect the Participant to any such positions, other than a failure to re-elect the Participant to the Board of Directors of the Company by the Company’s stockholders;

2.
a material reduction in the Participant’s base salary, other than in connection with an across-the-board, proportional reduction in annual base salary affecting all similarly-situated executives of the Company;

3.
the taking of any action by the Companies which would materially reduce the Participant’s target opportunity under any annual bonus program;  a relocation of the Companies’ corporate headquarters to a location more than 50 miles outside of Folsom, New Jersey, or the Participant’s relocation by the Company to any place more than 50 miles from the location at which the Participant performed the Participant’s duties, except for required travel by the Participant on the Companies’ business;

4.	a material breach of this Plan by the Companies.

Notwithstanding the foregoing, for any of the foregoing acts (or failures to act) to constitute “Good Reason,” the Participant must object in writing to the Companies within 90 days following notification of the termination or occurrence or proposed occurrence of the act (or failures to act), and which act (or failures to act) is not then rescinded or otherwise remedied by the Board within 30 days after delivery of such notice and the Participant actually resigns from employment within 30 days after the expiration of the foregoing 30-day cure period.  If the Participant’s resignation occurs after such time, the resignation shall be treated as a voluntary resignation other than for Good Reason and the Participant will not be entitled to severance benefits under this Plan.

D.	For purposes of this Plan, “Date of Termination” means the date on which the Participant’s employment with the Company ends.

IV.	Severance Payments

A.	A Participant entitled to benefits under this Plan (and who has complied with Section III.A.3) shall receive the following:

1.	A lump sum cash payment equal to one times the Participant’s annual base salary.

2.
Provided the Participant is eligible for and timely elects COBRA continuation coverage, monthly reimbursement payments of the monthly COBRA premium costs for the Participant and, where applicable, the Participant’s spouse and dependents, for the 12 month period following the Date of Termination (the “Coverage Period”) under the Companies’ group medical plan, as in effect from time to time, less the amount the Participant would have been required to contribute for such coverage if the Participant were an active participant.  The COBRA health care continuation coverage period shall run concurrently with the Coverage Period.  Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing reimbursement arrangement in any manner reasonably necessary or appropriate to avoid penalties or negative tax consequences to the Participant or the Company, as determined by the Company in its sole and absolute discretion, provided that the restructured arrangement shall be structured in a manner reasonably intended to preserve the foregoing economic benefit to the Participant.

3.
With respect to any outstanding equity awards that vest over time, such awards will automatically accelerate and vest and, to the extent applicable, become exercisable, as of the Date of Termination.  With respect to any equity awards that vest based on the attainment of performance goals, such awards will vest and, to the extent applicable, become exercisable subject to and in accordance with the terms of the outstanding equity award agreement evidencing the award and the plan pursuant to which it was granted.

B.
Except as required by Section X.P, the Companies shall pay, or commence paying, the severance payments set forth in Section IV.A.1 and 2 above within 60 days following the Date of Termination, subject to the Participant’s execution and non-revocation of a general release and waiver of claims in a form of agreement prepared by the Companies. Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of the execution of the general release and waiver of claims, directly or indirectly, result in the Participant designating the calendar year of a payment, and if a payment that is subject to execution of the general release and waiver of claims could be made in more than one taxable year, payment shall be made in the later taxable year.

C.
Except as otherwise explicitly provided herein, in an individual agreement or by Company policy, or under the terms of the applicable plan document, all participation by the Participant in Company benefit programs, other than participation in its health, dental and vision, coverage if a COBRA election is timely made, shall end on the Date of Termination.  No contribution to the Company’s retirement programs may be made from or with respect to the amounts paid under this Plan.

V.	Employee Retirement Income Security Act

The Plan constitutes an unfunded severance benefits plan that is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.2(b), and administered as a “top-hat” welfare plan maintained for select group of management or highly compensated employees and exempt from the substantive requirements of ERISA.

A.
The “Plan Administrator” shall be one or more individuals appointed by the Company or, if no individual is so appointed, the Company shall be the Plan Administrator and these responsibilities shall be implemented by the Committee.  The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and the Named Fiduciary for purposes of Section 402 of ERISA.

B.
The Plan Administrator shall have full power and discretionary authority to administer the Plan in accordance with its terms and subject to the requirements of applicable law.  The Plan Administrator shall have the authority and responsibility to:  (i) construe the terms of the Plan, including the authority to remedy any omissions, ambiguities, or inconsistencies in the provisions of the Plan; (ii) resolve all questions of fact under the Plan, including, without limitation, questions concerning eligibility, participation, and benefits and all other related or incidental matters; and (iii) establish such procedures for the Plan as it deems advisable, including the establishment of a claims procedure consistent with Section 503 of ERISA.  Such claims procedure is set forth on Schedule B hereto.

C.
The Plan Administrator’s decisions and determinations (including determinations of the meaning and reference of terms used in the Plan) shall be conclusive and binding upon all Participants and their beneficiaries, heirs, and assigns, in the absence of clear and convincing evidence that the Plan Administrator acted in a manner that was arbitrary and capricious.

VI.	No Obligation to Mitigate Damages; No Effect on Other Contractual Rights

A.	A Participant shall not be required to mitigate damages or the amount of any payment provided for under this Plan by seeking other employment or otherwise.

B.
The amount of any payment provided to a Participant under this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer after the Date of Termination.

C.
The provisions of this Plan, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Participant’s existing rights, or rights which would accrue solely as a result of the passage of time under any plan of benefits provided to officers and managers of the Companies.

VII.	Confidential Information

A.
Confidential Information.  “Confidential Information” means all information (including, without limitation, all business records and plans, financial statements, customer lists and records, trade secrets, technical information, products, product design information, price structure, costs, software, files, books, logs, charts, studies, reports, surveys, schedules, maps, statistical information, and other proprietary information) which may be furnished, disclosed, or developed to or by a Participant, or which a Participant may discover during the course of the Participant’s employment, which is not generally known outside of SJI, or that the Participant should reasonably believe to be proprietary or non-public information.

B.
Protection of Confidential Information.  Participant understands and acknowledges that the Confidential Information has been developed or obtained by SJI by the investment of significant time, effort, and expense, and that the Confidential Information is a valuable, special, and unique asset of SJI which provides SJI with a significant competitive advantage, and needs to be protected from improper disclosure.  In consideration for the disclosure of the Confidential Information, Participant agrees to hold in confidence and to not disclose the Confidential Information to any person or entity without the prior written consent of SJI.

C.	No copying. A Participant will not copy or modify any Confidential Information without the prior written consent of SJI with the intent to distribute externally.

D.
Unauthorized Disclosure of Information.  If it appears that a Participant has disclosed (or has threatened to disclose) Confidential Information in violation of this Plan, SJI shall be entitled to an injunction to restrain the Participant from disclosing, in whole or in part, the Confidential Information.  SJI shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

E.
Return of Confidential Information.  Upon the written request of SJI, a Participant shall return to SJI all written materials containing the Confidential Information.  Participant shall also deliver to SJI written statements signed by the Participant certifying that all materials have been returned within five days of receipt of the request.

F.
Limited License to Use.  A Participant shall not acquire any intellectual property rights under this Plan except the limited right to use set out above.  Participant acknowledges that, as between SJI and the Participant, the Confidential Information and all related copyrights and other intellectual property rights, are (and at all times will be) the property of SJI, even if suggestions, comments, and/or ideas made by the Participant are incorporated into the Confidential Information or related materials during the period of this Plan.

G.
Confidentiality after Termination of Employment.  The confidentiality provisions of this Plan shall remain in full force and effect during the Participant’s employment and after the termination of a Participant’s employment.

VIII.	Noncompetition

A.
The Participant acknowledges that, during the course of the Participant’s employment hereunder, the Participant will have access to the Companies’ customer and business prospects, knowledge of and experience in the techniques and methods the Companies used to do business in its industries, and other information and know-how which, even if not directly disclosed to a competitor of the Companies, would give a competitor significant and unfair advantages over the Companies if made available to it through the Participant’s employment.

B.
Employee acknowledges that SJI is engaged in the business of providing services for the acquisition, sale, and transportation of natural gas, electricity, and related products, for wholesale and retail users, and marketing total energy management services and other energy related services, throughout New Jersey, Pennsylvania, New York, and other geographic areas within the United States.

C.
Accordingly, unless the Participant requests in writing and is thereafter authorized in writing to do so by the Companies, the Participant will not, during the term of the Participant’s employment and, in the case of the Participant’s termination from employment for any reason, for a period of one year thereafter (collectively, “the Noncompetition Period”), directly or indirectly own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be employed by, any business corporation, proprietorship, partnership, or other entity which competes with or is engaged in any alliance or joint venture with any of the Companies.

D.
The Participant further agrees that, unless he/she requests in writing and is thereafter authorized in writing to do so by the Companies, the Participant will not, during the Noncompetition Period, directly or indirectly on behalf of any entity other than the Companies (i) induce or attempt to induce any employee or independent contractor of the Companies to leave the employ of, or terminate or adversely affect the contractual relationship with, the Companies, (ii) hire or affirmatively seek any business affiliation with any person who was an employee of the Companies within six months after such person ceased to be an employee of the Companies, or (iii) induce or attempt to induce any customer, supplier, licensee, franchisee, or other business relation of the Companies to cease or reduce doing business with the Companies or in any way interfere with the relationship between any such customer, supplier, licensee, or business relation and the Companies (including making any negative statements or communications about the Companies).

E.
The undertakings in this Section VIII shall apply only to those areas where the Companies engage or propose to engage in business or which the Companies, at the termination of the Participant’s employment hereunder have defined as their market territory, but shall not apply if the Company is or the Companies are, and after 30 days’ written notice to the Companies thereof continue to be, in default of its or their obligation to make any of the payments they are then required to make to the Participant under the Plan and the Participant is not in default in the performance of his obligations to the Companies under the Plan.

F.
If the provisions of this Section VIII should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by the law applicable in that jurisdiction.  In addition, the Participant hereby authorizes the Companies to bring the Participant’s obligations hereunder to the attention of, and to provide a copy or description of pertinent Sections of this Plan to, any entity which the Companies believe may offer or has offered employment to the Participant.

IX.	Papers

All correspondence, memoranda, notes, records, reports, plans, and other papers and items received or made by the Participant in connection with his or her duties shall be the property of the Companies, and the Participant shall not have any property rights to such items when he or she is no longer an employee of the Companies.

X.	Miscellaneous

A.
Enforcement.  The Participant acknowledges that in the event of his or her breach or threat of breach of Sections VII, VIII, and IX of this Plan, the Companies’ remedies at law will be inadequate and, in such event, the Companies will be entitled to appropriate injunctive and other equitable relief in addition to its legal remedies.

B.
Notices.  All notices and other communications provided for herein that one party intends to give to the other party shall be in writing and shall be considered given when emailed, mailed by certified mail, return receipt requested, or personally delivered, either to the party or at the address set forth below (or to such other address as a party shall designate by notice hereunder):

If to the Companies, to:

South Jersey Industries, Inc.
Attn: Chief Executive Officer
Number One South Jersey Plaza
Folsom, New Jersey 08037

If to the Participant, to the latest address on file with the Company’ Human Resources Department

C.	Amendment and Termination. This Plan and the benefits described herein or set forth on Schedule A may be amended or terminated by the Committee at any time.

D.
Binding Effect and Non-Assignability.  This Plan shall inure to the benefit of the Participant’s heirs and personal representatives and shall be binding upon the successor of the Companies, including any entity with which the Companies may be merged or consolidated or which may acquire all or substantially all of the assets of the Companies.

E.
Arbitration.  Following a Participant’s exhaustion of the claims procedures set forth in Schedule B, any controversy or claim arising out of or relating to this Plan or the breach thereof shall be settled by arbitration in the County of Atlantic, State of New Jersey, in accordance with the rules then in effect of the American Arbitration Association (“AAA”), and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  In any such arbitration each party will choose one arbitrator and those two arbitrators will choose a third.  Each party will pay the costs associated with its arbitrator and will divide equally the cost associated with the third arbitrator.  The parties will divide equally the costs and fees associated with AAA.  Notwithstanding anything to the contrary in this Section X.F, either party may commence in any court having jurisdiction over the parties hereto any action to obtain injunctive relief.

F.
Equitable Relief.  The Companies and the Participant confirm that the restrictions contained in Sections VII, VIII, and IX are, in view of the nature of the business of the Companies, reasonable and necessary to protect the legitimate interests of the Companies, and that any violation of any provision of those Sections will result in irreparable injury to the Companies.  The Participant hereby agrees that, in the event of any breach or threatened breach of the terms or conditions of the Plan by the Participant, the Companies’ remedies at law will be inadequate and, in any such event, any of them shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction, notwithstanding any provision hereof relating to arbitration.  The Participant further irrevocably consents to the jurisdiction of any state or federal court located in the State of New Jersey over any suit, action, or proceeding arising out of or relating to this Section and hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to such jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.  The Participant agrees that effective service of process may be made upon him by mail under the notice provisions contained in Section X.B.  No party hereto shall be required to post a bond prior to the commencement of any suit, action or proceeding relating to this Section.

G.	Governing Law. To the extent not preempted by ERISA, this Plan shall be governed by the laws of the State of New Jersey.

H.
Entire Plan.  The terms of this Plan supersede all severance provisions of any agreement executed between each Participant and the Company including, but not limited to, offer letters, individual employment agreements, and any other policy or program of the Company.

I.
Waiver.  Any term or provision of this Plan may be waived in writing at any time by the party entitled to the benefit thereof.  The failure of either party at any time to require performance of any provision of this Plan which has not been waived in writing shall not affect such party’s rights at a later time to enforce such provision.  No consent or wavier by either party to any default or to any breach of a condition or term of this Plan shall be deemed or construed to be a consent or waiver to any other breach or default.

J.
Invalidity of Portion of Plan.  If any provision of this Plan or the application thereof to either party shall be invalid or unenforceable to any extent, the remainder of this Plan shall not be affected thereby an shall be enforceable to the fullest extent of the law.

K.
Recoupment.  All payments provided under this Plan shall be subject to any recoupment or clawback policies approved by the Board from time to time that allow recoupment of any severance if the Participant engages in activities or takes actions that cause detrimental harm to the Companies or unjustly enrich the Participant.

L.
Benefits of the Plan.  This Plan is for the benefit of each of the Companies, and each of them as well as the Companies shall have standing to enforce it as though it is a party hereto.  Each reference in this Plan to an obligation by any of the Companies shall be a reference to the obligation of the Company to cause the Companies to perform such obligation.  Each undertaking by any of the Companies in this Plan shall be the undertaking of the Company to cause the Companies to perform such undertaking.

M.
No Fiduciary or Employment Relationship.  Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or fiduciary relationship or contract for employment between the Company and any employee, and nothing in this Plan shall affect the right of the Company to terminate the employment of any employee for any reason whatsoever.

N.
Withholding.  All payments under this Plan shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Plan all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  The Participant shall be solely responsible for all federal, state, and local taxes due with respect to any payment received under this Plan.

O.	Compliance with Section 409A of the Internal Revenue Code.

1.
This Plan shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”).  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A, all payments to be made upon the Participant’s termination of employment under this Plan may only be made upon the Participant’s “separation from service” within the meaning of such term under Section 409A, each payment made under this Plan shall be treated as a separate payment, and the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

2.
All reimbursements and in kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  If expenses are incurred in connection with litigation, any reimbursements under the Plan shall be paid not later than the end of the calendar year following the year in which the litigation is resolved.

3.
Notwithstanding any provision in this Plan to the contrary, if at the time of the Participant’s termination of employment with the Companies, SJI has securities which are publicly-traded on an established securities market and the Participant is a “specified employee” (as such terms is defined in Section 409A) and if it is necessary to postpone the commencement of any payments upon the Participant’s termination of employment to prevent any accelerated or additional tax under Section 409A, then the Companies shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) that are not otherwise paid within the short-term deferral and separation pay plan exceptions under Treas. Reg. section 1.409A-1(b)(4) and (9), respectively, until the first payroll date that occurs after the date that is six months following the Participant’s “separation from service” with the Companies.  If any payments are postponed due to such requirements, such amounts shall be paid in a lump sum to the Participant, and any installment payments due to the Participant shall recommence, on the first payroll date that occurs after the date that is six months following the Participant’s “separation from service” with the Companies.  If the Participant dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death.

4.
Notwithstanding the foregoing, to the extent that the Plan or any payment or benefit hereunder were determined not to comply with Section 409A, then neither the Company, the Committee, the Plan Administrator, nor its or their designees or agents shall be liable to the Participants or any other person for any actions, decisions, or determinations made in good faith.

Schedule A

Participants (Section II.B)

Edward J. Graham
David A. Kindlick
Jeffrey E. DuBois
Michael J. Renna
Gina M. Merritt-Epps
Stephen H. Clark

Schedule B

Claims Procedure

1.           Claims Procedure.  Any individual (“claimant”) who has not received benefits under the Plan that he believes should be paid shall make a claim for such benefits as follows:

(a)           Initiation - Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

(b)           Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the date by which the Plan Administrator expects to render its decision.

(c)           Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)                The specific reason for the denial,

(ii)               A reference to the specific provisions of the Plan on which the denial is based,

(iii)              A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)              An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(v)               A statement of the claimant’s right to bring a civil action under the Employee Retirement Income Security Act of 1974 (“ERISA”) Section 502(a) following an adverse benefit determination on review.

2.           Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a)           Initiation - Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b)           Additional Submissions - Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)           Timing of  Plan Administrator Response.  The Plan Administrator shall respond to the claimant’s request for review within 60 days after receiving the request.  If the Plan Administrator determines that special circumstances require additional time for processing the request, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, which an additional period is required.  The notice of extension must set forth the date by which the Plan Administrator expects to render its decision.

(d)           Notice of Decision.  If the Plan Administrator affirms the denial of part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth the specific reason for the denial and a reference to the specific provisions of the Plan on which the denial is based.

3.           Authority.  In determining whether to approve or deny any claim or any appeal from a denied claim, the Plan Administrator shall exercise its discretionary authority to interpret the Plan and the facts presented with respect to the claim, and its discretionary authority to determine eligibility for benefits under the Plan.  Any approval or denial shall be final and conclusive upon all persons.

4.           Exhaustion of Remedies.  Except as required by applicable law, no action at law or equity shall be brought to recover a benefit under the Plan unless and until the claimant has: (a) submitted a claim for benefits, (b) been notified by the Plan Administrator that the benefits (or a portion thereof) are denied, (c) filed a written request for a review of denial with the Plan Administrator, and (d) been notified in writing that the denial has been affirmed.